Exhibit 99.1

           SBE, Inc. Announces Second Quarter 2003 Results;
                  Third Consecutive Quarterly Profit


    SAN RAMON, Calif.--(BUSINESS WIRE)--May 21, 2003--SBE, Inc. (Nasdaq:SBEI), a leading supplier of high performance OEM network connectivity solutions, today reported results for the three-month and six-month periods ended April 30, 2003.
    Net sales for the second quarter of 2003 were $1.8 million, compared with $1.7 million for the second quarter ended April 30, 2002. Net income for the second quarter of 2003 was $51,000, or $0.01 per share (basic and diluted), compared to a net loss for the second quarter of 2002 of $961,000, or $0.28 per share (basic and diluted).
    Net sales for the six months ended April 30, 2003 were $3.6 million, compared with $3.0 million for the same period last year. Net income was $143,000, or $0.04 per share (basic and diluted), for the six months ended April 30, 2003 compared to a net loss of $2.2 million, or $0.63 per share (basic and diluted), for the first six months of fiscal 2002.
    Our gross margin for the second quarter of 2003 was 62% compared to 53% for the same quarter in 2002. Our gross margin for the six months ended April 30, 2003 was 61%, compared to 54% reported for the same period of 2002. In both cases, the increase in gross margin was primarily due to more favorable component and manufacturing pricing in addition to a more favorable product mix. We closed the quarter with $1.7 million in cash and cash equivalents and $3.3 million in working capital (current assets less current liabilities), a slight increase from $1.6 million in cash and cash equivalents and $3.0 million in working capital at October 31, 2002.
    Total operating expenses decreased 43 percent in the second quarter of 2003 to $1.1 million compared to $1.9 million in the same quarter of 2002, primarily as a result of reductions of our headcount, real estate obligations and certain non-essential spending as we continued to focus on cost containment and cash preservation. Total operating expenses for the six months ended April 30, 2003 were $2.1 million compared to $3.8 million in the same period one year ago.
    "In this tight market, we're proud to have achieved a third consecutive quarter of profitability," said William B. Heye, president and CEO. "Our mix of sales is producing good margins and our operating expenses remain under control. We're doing well in new design activity and had two significant design wins in the second quarter. One of these is for a new generation of FAA communication systems and the other is for an SS7 application in a carrier-based network. We are also pleased with our progress in diversifying our customer base. We sold and shipped product to 26 new customers in the past six months. While many of these customers are in the early stage of their programs, we enter the third quarter with an order backlog of $900,000 and a promising array of new accounts," Heye concluded.

    Business Outlook

    The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. See the cautionary statement at the end of this press release for a summary of the risks associated with forward-looking statements and where to find more information on such risks.
    "Assuming current market conditions continue, we expect our sales and operating results for the quarter ending July 31, 2003 to be similar to the second quarter. For the longer term, we are dependent on renewed spending by businesses on data and telecommunications products. We remain committed to taking the actions necessary to remain profitable in the near term while positioning for long-term growth," Heye said.

    Conference Call Information

    SBE's second quarter conference call will be held Thursday, May 22, 2003 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To access the call please dial 800/603-7874 and enter access code number 262689 or go to www.sbei.com approximately 10 minutes prior to the start of the call.
    A replay of SBE's quarterly conference call will be available for 24 hours. To access the replay, please dial 800/642-1687 and enter code number 262689. The replay can also be accessed via the company web site at www.sbei.com.

    About SBE

    SBE provides high performance, standards-based products for a wide range of applied computing applications. Our broad offering of WAN and LAN adapters along with our HighWire family of communication controllers enable the delivery of cost-effective network connectivity interfaces across the full range of next generation networking systems.

    This news release contains certain forward-looking statements that involve risks and uncertainties, including statements about management's current estimates regarding net sales, gross margins and operating costs for the remainder of 2003, as well as statements about new product features, market opportunity for new products, and the demand for services that may be offered by SBE's customers. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, risks related to the company's reliance on a small number of OEM customers, rapidly changing product requirements, the introduction of new products, market acceptance of the company's products, and reliance on strategic partners. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q.

    SBE and the SBE logo are registered trademarks of SBE, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.


                              SBE, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
      for the three and six months ended April 30, 2003 and 2002
               (In thousands, except per share amounts)
                             (Unaudited)


                               Three months ended    Six months ended
                                    April 30,           April 30,
                                  2003      2002      2003      2002
                               --------- --------- --------- ---------

Net sales                       $1,767    $1,724    $3,628    $3,007

Cost of sales                      679       810     1,412     1,397
                               --------- --------- --------- ---------

    Gross profit                 1,088       914     2,216     1,610

Product research and
 development                       294       771       579     1,565

Sales and marketing                336       569       643     1,109

General and administrative         437       543       878     1,134
                               --------- --------- --------- ---------

    Total operating expenses     1,067     1,883     2,100     3,808
                               --------- --------- --------- ---------

    Operating income (loss)         21      (969)      116    (2,198)

Interest and other income            8         8         9        20
                               --------- --------- --------- ---------

Income (loss) before income
 taxes                             $29     $(961)     $125   $(2,178)

Income tax benefit                 (22)       --       (18)       --
                               --------- --------- --------- ---------

Net income (loss)                  $51     $(961)     $143   $(2,178)
                               ========= ========= ========= =========

Basic income (loss) per share    $0.01    $(0.28)    $0.04    $(0.63)
                               ========= ========= ========= =========

Diluted income (loss) per
 share                           $0.01    $(0.28)    $0.04    $(0.63)
                               ========= ========= ========= =========

Basic -- shares used in per
 share computations              4,085     3,467     4,071     3,462
                               ========= ========= ========= =========

Diluted -- shares used in per
 share computations              4,085     3,467     4,072     3,462
                               ========= ========= ========= =========




                              SBE, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)
                             (Unaudited)


                                                April 30,  October 31,
                                                   2003        2002
                                               ----------- -----------
Current assets:
   Cash and cash equivalents                       $1,655      $1,582
   Trade accounts receivable, net                     868         888
   Inventories, net                                 1,666       1,910
   Other                                              199         220
                                               ----------- -----------
      Total current assets                          4,388       4,600

Property, plant and equipment, net                    371         533
Capitalized software costs, net                       103         110
Other                                                  78          78
                                               ----------- -----------
      Total assets                                 $4,940      $5,321
                                               =========== ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Trade accounts payable                            $151        $488
   Other accrued expenses                             453         690
   Current portion of refundable deposit              447         447
                                               ----------- -----------
      Total current liabilities                     1,051       1,625

      Total liabilities                             1,051       1,625
                                               ----------- -----------

Commitments

Stockholders' equity:
   Common stock                                    14,737      14,711
   Treasury stock                                    (409)       (409)
   Note receivable from stockholder                  (245)       (270)
   Accumulated deficit                            (10,194)    (10,336)
                                               ----------- -----------
      Total stockholders' equity                    3,889       3,696
                                               ----------- -----------
      Total liabilities and stockholders'
       equity                                      $4,940      $5,321
                                               =========== ===========



    CONTACT: SBE, Inc.
             David W. Brunton, 925/355-7700
             davidb@sbei.com